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                                  Exhibit 4. b.
                 State Variations to Contract Form No. 2000-VAII

          Flexible Premium Deferred Variable and Fixed Annuity Contract
                                State Variations

Contract Form No. 2000-VAII attached as Exhibit is a copy of the Contract language used in the following states:

                                       Puerto Rico
                                       Mississippi
Arkansas                               Nevada
Colorado                               New Mexico
Delaware                               South Dakota
Iowa                                   Tennessee
Kentucky                               Wyoming
Kansas

The following state contract forms vary from the Form No. 2000-VAII as indicated below:

2000-VAII(B) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Form 2000-VAII(B) is used in the following states:

         Alabama
         Alaska
         Indiana
         Maine
         Ohio
         Rhode Island
         Virginia

2000-VAII(AZ) - Changes the Right to Examine Provision on the cover page to add the following statement: Upon written request, we will provide you with information regarding the benefits and provisions of the contract. Form 2000-VAII(AZ) is used in the following state:

         Arizona

2000-VAII(CA) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the third paragraph of the cover page to read: The dollar amount of any income payments, death benefit and other values provided by this contract will increase or decrease based on the investment experience of the subaccounts selected. The Variable provisions are described in Section 7. The minimum death benefit is described in Section 12.

In addition to changes above, the right to examine provision differs if contract is issued to ages 60+....an important notice prints instead indicating the contract can be returned during 30 days of contract issue date.

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Section 7.4, Can the Variable Account be modified?, is changed to add a paragraph indicating that the investment policy of a subaccount may not be changed unless the change is approved, if required, by the Commissioner of the State of Iowa and a statement of such approval is filed, if required, with the insurance department of the state in which the contract is delivered. Form 2000-VAII(CA) is used in the following state:

         California

2000-VAII(CT) - Changes the right to examine provision on the cover page to add language for return of the contract for a refund of purchase payments during the first 10 days if cancellation is made prior to the actual delivery of the contract. Changes Section 3.2, When does this contract become incontestable?, to delete "in the absence of fraud". Form 2000-VAII(CT) is used in the following state:

         Connecticut

2000-VAII(DC) - Changes Section 3.5, What premium expense charges may be deducted?, to delete the second paragraph in its entirety. Form 2000-VAII(DC) is used in the following state:

         District of Columbia

2000-VAII(FL) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Adds the following statement to the cover page: If you have a question, complaint, or need information concerning your contract, call 1-800-798-5500. In Section 2.1, What are the most commonly used terms and what do they mean?, define "dca fixed period" to be a dollar cost averaging fixed period where monthly transfers are required as described in Sections 7.2. and 8.1. In Section 3.2, When does this contract become incontestable?, add that the contract may be incontestable from its contract issue date or the reinstatement date. In Section 3.7, Can we modify the contract?, delete item b.): necessary to assure continued qualification of the contract under the code or other federal or state laws relating to retirement annuities or variable annuity contracts. In Section 9.2, How is your fixed contract value determined?, add a table of values per $1,000 allocated to a fixed period. In Section 10.6, change the second sentence of the second paragraph and add a third sentence to read: If payment is postponed for more than 29 days, we will pay interest at the effective annual rate required by state law for the period of postponement. In no event will the effective annual rate be less than 3.50%. In Section 12., add a paragraph at the end of the section to read: If lump sum payment is requested, the death benefit will include interest from the date of settlement. We will determine the interest rate each year, but it is guaranteed to be not less than that required by state law. In Section 13.1, add paragraph indicating the contract may be reinstated within one year after it terminates and list requirements of that request. Form 2000-VAII(FL) is used in the following state:

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         Florida

2000-VAII(GA) - Changes the right to examine provision to refund purchase payments instead of experience and deletes the second sentence on replacements (as it is also 10 days). In Section 3.2, "When does this contract become incontestable? delete the second sentence: "The statements contained in the application (in the absence of fraud) are considered representations and not warranties." Form 2000-VAII(GA) is used in the following state:

         Georgia

2000-VAII(HI) - Changes the right to examine provision to refund purchase payments instead of experience. Form 2000-VAII(HI) is used in the following state:

         Hawaii

2000-VAII(ID) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the right to examine provision to refund purchase payments, not experience, for 20 days initial and replacement situations. Changes Section 10.6, Are there any restrictions on payment of surrender, partial withdrawals or loans?, in the second sentence, to read: If payment is postponed for more than 29 days, we will pay interest at the effective annual rate specified in Idaho Code, Section 28-22-104(2) for the period of postponement. Form 2000-VAII(ID) is used in the following state:

         Idaho

2000-VAII(IL) - Changes the Data Page to add the form number: 2000-VAII(IL) 3%/12%. Section 2.1, What are the most commonly used terms and what do they mean? Add the term "dca fixed period" to be defined as a dollar cost averaging fixed period. Monthly transfers are required as described in Sections 7.2 and
8.1. Also change the definition of due proof of death to read proof of death that consists of sufficient evidence to establish in a court of prima facie case for payment of the claim. In Section 12.1, What amount will be paid as death benefit proceeds during the accumulation period?, add statement to end of the section that reads "the death benefit will be paid no later than 2 months after we receive due proof of death." Form 2000-VAII(IL) is used in the following state:

         Illinois

2000-VAII(LA) - Changes the right to examine provision on the cover to refund purchase payments instead of experience. Form 2000-VAII(LA) is used in the following state:

         Louisiana

2000-VAII(MA-S) - Sex-distinct version. Changes the Cover Page to return purchase payments instead of experience and to allow a 20 day period to do so, instead of 30. Changes Section 1, Data

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Page, to remove "Life Income Rates". Changes Section 3.3, What if the annuitant's date of birth or gender has been misstated? to delete the second sentence giving reference to Type A life income rates such that this provision reads: If the annuitant's date of birth or gender has been misstated, we will adjust the payments under this contract, based on the correct date of birth or gender. Any underpayment will be added to the next payment. Any overpayment will be subtracted from future payments. Changes Section 15.3, What are the requirements for choosing an income payment option?, fourth paragraph to delete the second sentence and revise the first to read: we may require due proof of the age and gender of any payee who is to receive a life income. Changes Section 17, Option Tables, to delete Type A and Type B language. Remove the Type B uni-sex tables in their entirety. Form 2000-VAII(MI-S) is used in the following state:

         Massachusetts

2000-VAII(MA-U) - Uni-sex version. Changes the Cover Page to return purchase payments instead of experience and to allow a 20 day period to do so, instead of
30. Changes Section 1, Data Page, to remove "Life Income Rates". Changes the question of Section 3.3, What if the annuitant's date of birth has been misstated?, to remove the word "gender", giving reference to only birth. Revise this section to delete the second sentence giving reference to gender and Type A life income rates such that this provision reads: If the annuitant's date of birth has been misstated, we will adjust the payments under this contract, based on the correct date of birth. Any underpayment will be added to the next payment. Any overpayment will be subtracted from future payments. Changes
Section 15.3, What are the requirements for choosing an income payment option?, fourth paragraph to delete the second sentence. Changes Section 17, Option Tables, to add the sentence: "The mortality table blend used is 80% male and 20% female" to the second paragraph. Also changes this section to delete Type A and Type B language. Remove the Type A sex distinct tables in their entirety. Form 2000-VAII(MI-U) is used in the following state:

         Massachusetts

2000-VAII(MD) - Revise the general description of the front and back cover pages to change "Participating" to read "Limited Participation as Described Herein." On the Data Page, add: "allocation period: 3 years"...this will also add language in the contract relative to having a 3 year allocation period for the Fixed Account Option. Also add a footnote to the M & E charges which reads "The dollar value of benefits will not be adversely affected by the actual cost of the mortality and expense risks taken by the company." Also remove the 3, 5, 7, and 10 year fixed periods from the Fixed Account Option, leaving the 1 year period and the DCA 1 year period. This will cause removal of such language throughout the contract and the removal of market value adjustment language as it does not apply to the remaining periods. In Section 2.1, What are the most commonly used terms and what do they mean?, add a definition of allocation period which is: the period of time beginning on the contract issue date in which allocations and transfers to a fixed period are allowed. In Section 8, "Can you transfer values among and between subaccounts and fixed periods?", list the events when we will reserve the right to waive the transfer fees and to "suspend" the transfer privilege "for a reasonable period of time (when NY Stock Exchange is closed, trading is restricted, etc. Form 2000-VAII(MD) will be used in the following state:

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         Maryland

2000-VAII(MI-S) - Sex-distinct version. Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes
Section 1, Data Page, to remove "Life Income Rates". Changes Section 3.3, What if the annuitant's date of birth or gender has been misstated? to delete the second sentence giving reference to Type A life income rates such that this provision reads: If the annuitant's date of birth or gender has been misstated, we will adjust the payments under this contract, based on the correct date of birth or gender. Any underpayment will be added to the next payment. Any overpayment will be subtracted from future payments. Changes Section 15.3, What are the requirements for choosing an income payment option?, fourth paragraph to delete the second sentence and revise the first to read: we may require due proof of the age and gender of any payee who is to receive a life income. Changes Section 17, Option Tables, to delete Type A and Type B language. Remove the Type B uni-sex tables in their entirety. Form 2000-VAII(MI-S) is used in the following state:

         Michigan

2000-VAII(MI-U) - Uni-sex version. Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes
Section 1, Data Page, to remove "Life Income Rates". Changes the question of
Section 3.3, What if the annuitant's date of birth has been misstated?, to remove the word "gender", giving reference to only birth. Revise this section to delete the second sentence giving reference to gender and Type A life income rates such that this provision reads: If the annuitant's date of birth has been misstated, we will adjust the payments under this contract, based on the correct date of birth. Any underpayment will be added to the next payment. Any overpayment will be subtracted from future payments. Changes Section 15.3, What are the requirements for choosing an income payment option?, fourth paragraph to delete the second sentence. Changes Section 17, Option Tables, to delete Type A and Type B language. Remove the Type A sex distinct tables in their entirety. Form 2000-VAII(MI-U) is used in the following state:

         Michigan

2000-VAII(MN) - Changes the contract to add the form number to each page of the contract. Changes the right to examine provision to add "cancel" language, such that it is titled "Right to Examine and Cancel this Contract. Add a duly licensed resident agent countersignature line. Changes the Data Page to add the statement: "These charges may be waived. See attached Waiver of Surrender Charge Endorsement" to "Surrender Charges". Add to the Data Page a heading for "Endorsements" and list "Waiver of Surrender Charge Endorsement ...0.00%" charge. Form 2000-VAII(MN) will be used in the following state:

         Minnesota

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2000-VAII(MO) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the right to examine period to refund purchase payments and not experience. Form 2000-VAII(MO) will be used in the following state:

         Missouri

2000-VAII(MT) - Changes the cover page to add a "Duly Licensed Resident Agent " signature line. Changes the Data Page to delete "Life Income Rates: Type A" as Montana is Unisex state and therefore there are no "A" and "B" distinction of rates. This also changes Sections 3, 15 and 17 when referring to Income Rates. Adds a new section, 3.2 to the General Information that is: "Does this contract conform with Montana statutes?" which reads "The provisions of this contract conform to minimum requirements of Montana law and control over any conflicting statutes of any state in which the annuitant(s) resides on or after the effective date of the contract." Also adds new Section 3.9 which is: "Will interest be paid upon settlement of a death claim?" which reads: "Settlement will be made within 60 days of receipt of proof of death. If settlement is not made in the first 30 days, the settlement will include interest from the 30th day until payment is made. We will decide the interest rate each year, but it is guaranteed to be not less than that required by Montana law." Form 2000-VAII(MT) is used in the following state:

         Montana

2000-VAII(NC) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the right to examine provision to return purchase payments and to limit amount of days on replacements to 20. Form 2000-VAII(NC) is used in the following state:

         North Carolina

2000-VAII(ND) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the right to examine period initial amount to days to 20 from 10. Form 2000-VAII(ND) is used in the following state:

         North Dakota

2000-VAII(NE) - Changes the right to examine period to return purchase payments instead of experience. Form 2000-VAII(NE) is used in the following state:

         Nebraska

2000-VAII(NH) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes Section 3.1, What is the entire contract?, to delete the phrase "if attached to it" when referring to the application when constituting the entire contract Form 2000-VAII(NH) is used in the following state:

         New Hampshire

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2000-VAII(NJ) - Changes the cover to add: "Monthly income payments, surrender value, and death benefit amounts are equal to or greater than those required by state law. Partial withdrawals will result in cancellation of accumulation units. Any loan amount will be deducted prior to determining such benefit amounts. Adds sticker amendment language of form 2002-VAIIRTEAMEND(NJ) to replace previous Right to Examine provision language. (The amendment language actually makes this provision be like the base contract again.) On Data Page, revise the Income Option description from "10 C & L" to be "Life Income - 10 years". Add a form number to Data Page that is: 2000-VAII(NJ) - A. Also create a separate Data Page with form number 2000-VAII(NJ) -B. The "-A" page is for Life Income Rates of Type A and the "-B" page is for Life Income Rates of Type B. Also on Data Pages, add under the Charges and Fees heading the statement:
"Investment Advisory Fee: A charge is made at the Fund level. The current charge is described in the prospectus. Add the following footnote to the M & E charge:
"Our expense and mortality experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this contract." Also add: "allocation period: 3 years"...this will also add language in the contract relative to having a 3 year allocation period for the Fixed Account Option. Also on Data Pages, remove the 3, 5, 7, and 10 year fixed periods from the Fixed Account Option, leaving the 1 year period and the DCA 1 year period. This will cause removal of such language throughout the contract and the removal of market value adjustment language as it does not apply to the remaining periods. In Section 2.1, What are the most commonly used terms and what do they mean?, add a definition of allocation period which is: the period of time beginning on the contract issue date in which allocations and transfers to a fixed period are allowed. Also add a definition for "loan account value" which reads: "the amount(s) borrowed in connection with a loan(s), plus accrued interest earned, less any loan repayment amounts." In Section 3.1, "What is the entire contract?", delete "if attached to it" when indicating that the application is part of the contract. In Section 6.1, When can purchase payments be made? delete the sentence: "We may not accept purchase payments beyond the contract anniversary following the annuitant's 85th birthday." In Section 8.1, Can you transfer values among and between subaccounts and fixed periods? , add at the end of the section that we reserve the right to "suspend" the transfer privilege "for a reasonable period of time. Suspension of this transfer privilege will be administered in a nondiscriminatory manner." In Section 15, When will income payments begin?, add the following statement: "The payout date must be at least one year after the contract issue date." In Section 15.3, What are the requirements for choosing an income option?, delete the following language: "The minimum adjusted contract value which can be applied under Optin 1 is $2,500. If the monthly interest payment for Option 1 is less than $20, we reserve the right to pay interest annually. The minimum adjusted contract value which can be applied under Options 2,3 or 4 is the greater of $2,500 or the amount required to provide an initial monthly income payment of $20." Form 2000-VAII(NJ) is used in the following state:

         New Jersey

2000-VAII(OK) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the right to examine provision on the cover page to return purchase payments instead of experience and only for 20 days, not 30, in replacement situations. Changes

Section 3.2, When does this contract become incontestable? to delete "in the absence of fraud" language. Form 2000-VAII(OK) is used in the following state:

         Oklahoma

2000-VAII(OR2) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the Right to Examine provision to return purchase payments, not experience, for 10 days initial and 30 days for external replacement. Changes the Data Page to footnote Mortality and Expense Risk Charge which reads: "The dollar value of benefits will not be adversely affected by the actual cost of the mortality and expense risks undertaken by the company. Also changes the Data Page to term Premium Expense Charge to be "Premium Tax Charge" (also revises this terminology throughout the contract) and add a footnote to Premium Tax Charge which reads: "The premium tax charge does not apply to Oregon residents. If you move to a state that charges a premium tax, purchase payments paid in that state will be subject to the premium tax in that state, not to exceed 3.50%. Add the Surrender Charge structure to the Data Page. The Surrender Charge structure in Oregon for new purchase payments is 6%/6yrs, decreasing 1% each year until 0...language throughout contract revised to reflect this (this is different than the base contract of 7%/7 yrs.). Remove the 3, 5, 7, & 10 year fixed periods and revise language throughout contract to reflect this - including the removal of market value adjustment language. In
Section 8.1, Can you transfer values among and between the subaccounts? indicate that we reserve the right to "suspend" (rather than base language of modify or eliminate) the transfer privilege when: the NYSE is closed, trading is restricted, an emergency exists where it is not reasonable to dispose of securities held in the variable account or to determine their value, or if SEC permits delay for the protection of security holders. (abbreviated...the actual contract language is more specific). Add a table of Values to Section 9.2, How is your fixed contract value determined? To Section 9.4, How are accumulation unit values determined? add "the premium tax charge does not apply to Oregon residents. If you move to a state that charges a premium tax, purchase payments paid in that state will be subject to the premium tax in that state, not to exceed 3.50%. Section 10.5, Are there any restrictions on payment of surrender, partial withdrawals or loans?, add "A contract loan used to pay policy premiums will not be postponed." Section 15.2, What income payout options are available? delete options 1 & 2. Form 2000-VAII(OR2) is used in the following state:

         Oregon

2000-VAII(PA) - Changes the Right to Examine provision to return purchase payments, not experience, for 10 days initial and 20 days for external replacement and 45 days internal replacement situations. Add to the general description on the front and back cover pages: "Annuity Coverage". On the Data Page, add the Annuitant and Co-annuitant's (if any) issue ages. List under the Charges and Fees, "Waiver of Surrender Charges Endorsement: $0.00" Also add the following statement to Data Page: "NOTICE: There is currently no premium expense charge on annuities. You will be notified in the event that any such charge becomes applicable to your contract, and you will be advised of the amount of such charge and its effect upon any payments to be made." Also on Data Page, remove the 3, 5, 7, and 10 year fixed periods from the Fixed Account Option, leaving the 1 year period and the DCA 1 year period. This will cause removal of such language throughout the contract and the removal of market value adjustment language as it does not apply to the remaining periods. ." In Section 3.1, "What is the entire contract?", delete "if attached to it" when indicating that the application is part of the contract. In Section 3.3, "What if the annuitant's date of birth or gender has been misstated?" Add that we will adjust the payments "to be equal to the amount the contract value would have purchased" based on the correct date of birth or gender.

Changes Section 3.4 to delete "and fixed amounts" when indicating deduction of the contract fee (it will only be deducted from the subaccounts). Changes
Section 3.7 to revise it so we indicate that the company will make appropriate endorsements to the contract, "if required by law" and that "we will notify you of any modification to the contract necessary to assure continued qualification of the contract under the code or other federal or state laws relating to retirement annuities or variable annuity contracts. Such modification will be made by endorsement and may be either accepted or rejected by you (the owner)" In Section 7.4, Can the variable account be modified?, add to item i): "if such change requires endorsement of your contract, we will notify you and the endorsement may then be either accepted or rejected." Form 2000-VAII(PA) will be used in the following state:

         Pennsylvania

2000-VAII(SC) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. Changes the right to examine provision to refund purchase payments, instead of experience and only for 20 days, not 30 in replacement situations. Add Flexible Premium Deferred Variable and Fixed Annuity to the general description on the cover page. Changes Section 3.2, When does this contract become incontestable?, to delete "in the absence of fraud". In Section 3.4, What is the annual contract fee?, delete language that the contract fee will be deducted pro-rata from any fixed amount contract value....(it will only be deducted from the contract value held in the subaccounts). Form 2000-VAII(SC) is used in the following state:

         South Carolina

2000-VAII(TX) - Changes the form to delete all market value adjustment language throughout the contact. Add another paragraph to the cover page which reads: In the event we are unable to fulfill our contractual obligation under this contract, the portion of your contract value in the subaccounts is not protected by an insurance guaranty fund or other solvency protection agreement. Change
Section 1, Data Page, to delete the 3,5,7, and 10 year fixed periods. Section 2.1, What are the most commonly used terms and what do they mean?, change the definition of fixed period to read a choice under the fixed account option with a specific number of months (instead of years) for which we agree to credit a particular effective annual interest rate. Changes Section 3.4 to delete "and fixed amounts" when indicating deduction of the contract fee (it will only be deducted from the subaccounts). In Section 3.5, What premium expense charges may be deducted?, delete the second paragraph in its entirety. Section 7.2 is revised in the fourth sentence of the first paragraph to delete the phrase "when the number of years in the fixed period selected has elapsed," and add that it will end on the "expiration date". Form 2000-VAII(TX) is used in the following state:

         Texas

2000-VAII(UT) - Changes the front and back cover pages and the title of the data page to delete "and fixed" from the title such that it reads Flexible Premium Deferred Variable Annuity. Changes the right to examine provision to refund purchase payments, not experience, and for only 20 days, not 30, in replacement situations. Form 2000-VAII(UT) is used in the following state:

         Utah

2000-VAII(VT) - Changes the Title of the form throughout the contract to delete the word "fixed", such that it is "Flexible Premium Deferred Variable Annuity". Add to the 2nd paragraph on the cover page regarding market value adjustment, the fact that such adjustment is "in addition to any scheduled surrender charge." Also to the cover, add a signature line for a "Duly Licensed Resident Agent". Form 2000-VAII(VT) is used in the following state:

         Vermont

2000-VAII(WA) - Changes the Title of the form throughout the contract to delete the word "fixed", such that it is "Flexible Premium Deferred Variable Annuity". Also to the cover, add a signature line for a "Duly Licensed Resident Agent". Changes the Right to Examine Provision to return purchase payments, not experience. On the Data Page, footnote Premium Expense Charge and add the footnote: No premium expense charge applies to Washington contracts." Only the Maximum Anniversary Value Death Benefit Rider is available in WA, remove the 5% Annual Guarantee rider. Remove the Fixed Account Option and Term it Guaranteed Interest Account Option on the Data Page and throughout the contract. Fixed contract value & fixed period are also deleted and guaranteed interest contract value is added as a term also. Term the DCA fixed period as just the DCA Period throughout the contract (WA does not view DCA periods as fixed periods). Remove the 1, 3, 5, 7, and 10 year fixed periods. Only the DCA Period is available. Market value adjustment does not apply then and has been removed throughout the contract. In Section 3.3, What if the annuitant's date of birth or gender has been misstated?, add the following sentence: "No interest will be credited or charged to any underpayment or overpayment adjustments." Changes Section 3.4 to add the contract fee of $30.00 in the text (not just point to the Data Page) and to delete "and fixed amounts" when indicating deduction of the contract fee (it will only be deducted from the subaccounts). In Section 3.5, second paragraph, and Section 9.4, add "for residents of states other than Washington" to exclude them when referring to deducting premium expense charges. In Section 10.2, what are the rules for a full surrender of the contract?, add "or on the payout date", such that the first sentence reads: "You have the right to surrender this contract during the accumulation period or on the payout date by written request." In Section 17, Option Tables, add ages 80-95 rates to Option 3 & 4 tables . Form 2000-VAII(WA) will be used in the following state:

         Washington

2000-VAII(WI) - Changes the right to examine provision for replacement situations to refund purchase payments during 20 days: Changes Section 13.2, Will dividends be paid?, in the second paragraph, to revise item a.) to read that owner may request we apply any dividend to the subaccounts as they designate, instead of in the same proportion as set for purchase payments. Form 2000-VAII(WI) is used in the following state

         Wisconsin

2000-VAII(WV) - Changes the cover page to add a countersignature by a duly licensed resident agent signature line. In Section 10.6, Are there any restrictions on payment of surrender, partial withdrawals or loans? change the language to read we may postpone the payment of surrender, partial withdrawal, or loan for up to 30 days (not six months). Also delete the last sentence of this paragraph. Form 2000-VAII(WV) is used in the following state:

         West Virginia